UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 14, 2016

Commission File No. 0-19341

BOK FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Oklahoma	73-1373454
(State or other jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Bank of Oklahoma Tower
Boston Avenue at Second Street
Tulsa, Oklahoma	74192
(Address of Principal Executive Offices)	(Zip Code)

(918) 588-6000
(Registrant’s telephone number, including area code)

N/A
___________________________________________
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 8.01 Other Events.

On December 14, 2016, BOK Financial Corporation (“BOK Financial”) announced that the change in the fair value of its mortgage servicing rights (MSR), net of economic hedge, is expected to decrease fourth quarter pretax net income by approximately $17.4 million.

Since mid-year 2016 the company has maintained an MSR hedge position to reduce the impact of a 50 basis point decrease in long-term interest rates to within its board-approved risk tolerance levels. This hedge position increased exposure to an increase in long-term interest rates. Long-term interest rates have increased more than 80 basis points thus far in the fourth quarter, primarily due to the outcome of the presidential election. This has resulted in a $36.6 million increase in the fair value of the MSR, offset by a $54.0 million loss on the MSR hedge.
As of December 13, 2016, the company adjusted the MSR hedge position, effectively locking in the $17.4 million negative earnings impact and preventing further material losses from an increase or decrease in interest rates for the balance of the quarter.
Financial results for the fourth quarter 2016 will be released before market open on Wednesday, January 25, 2017. The company does not anticipate any material variances from the financial assumptions for the quarter provided in its most recent earnings conference call.
This filing release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “will,” “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in commodity prices, interest rates and interest rate relationships, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOK FINANCIAL CORPORATION

By:	/s/ Steven E. Nell

Executive Vice President
Chief Financial Officer
BOK Financial Corporation

Date: December 14, 2016